U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2006

NEOMEDIA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21743	36-3680347
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Second Street, Suite 600, Fort Myers, Florida		33901
(Address of Principal Executive Offices)		(Zip Code)

(239) - 337-3434
(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

Letter of Intent to Acquire HipCricket

On August 24, 2006, NeoMedia Technologies, Inc. (“NeoMedia) terminated a non-binding letter of intent (the “LOI”) to acquire HipCricket, Inc. (“HipCricket”) of Essex, CT (www.hipcricket.com), due to an inability of the parties to come to terms on a definitive purchase price. On February 16, 2006, NeoMedia and Hip Cricket signed the LOI, under which NeoMedia intended to acquire all of the outstanding shares of Hip Cricket in exchange for $500,000 cash and $4,000,000 of NeoMedia common stock. The LOI was subject to due diligence and signing of a mutually agreeable definitive purchase agreement by both parties.

In addition to signing the LOI, NeoMedia loaned HipCricket the principal amount of $500,000 in the form of a) a promissory note, dated February 16, 2006, in the amount of $250,000 and (b) that certain promissory note, dated March 20, 2006, in the amount of $250,000 (collectively, the “Notes”). The Notes accrue interest at a rate of 8% per annum. The notes were to be applied toward the cash portion of the purchase price upon signing of a definitive purchase agreement for the acquisition of all of the outstanding shares of HipCricket by NeoMedia, as contemplated in the LOI. Due to the termination of the LOI, and pursuant to the terms of the Notes, the face amount of the Notes, plus any and all interest accrued thereon, will become payable and due within ninety (90) days from the date the Parties terminate negotiations on a definitive purchase agreement. In the event the Notes are not repaid within 90 days of the termination, the notes will convert into shares of HipCricket common stock assuming a valuation of $4.5 million for HipCricket.

On August 30, 2006, NeoMedia issued a press release with respect to the termination of the LOI, attached hereto as Exhibit 16.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMedia Technologies, Inc.
(Registrant)

Date: August 29, 2006	By:	/s/ Charles T. Jensen
Charles T. Jensen, President,
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Description
16.1	Press release dated August 30, 2006